Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES SECOND QUARTER

FISCAL YEAR 2004 OPERATING RESULTS

Uncasville, Connecticut, May 4, 2004 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, announced today its operating results for the quarter ended March 31, 2004.

Results for the quarter ended March 31, 2004 were as follows:

•	Gaming revenues of $273.9 million, a 9.5% increase over the corresponding period in the prior year

•	Gross slot revenues of $200.9 million, an 11.2% increase over the corresponding period in the prior year, exceeding the State of Connecticut slot revenue market growth rate of 6.6%

•	Table games revenues of $77.3 million, an 11.3% increase over the corresponding period in the prior year

•	Non-gaming revenues of $54.3 million, a 14.4% increase over the corresponding period in the prior year

•	Income from operations of $63.1 million, a 28.2% increase over the corresponding period in the prior year

•	Net income of $34.7 million, a 109.9% increase over the corresponding period in the prior year

•	Adjusted EBITDA, a non-GAAP measure more fully described below, of $86.6 million, a 20.2% increase over the corresponding period in the prior year

•	Reduced principal outstanding under the Authority’s bank credit facility by $20.0 million

Second Quarter Operating Results

Net revenues for the quarter ended March 31, 2004 increased by $29.5 million, or 10.8%, to $302.6 million from $273.1 million for the same period in the prior year. This increase is due to the continued growth in both gaming and non-gaming revenues, which is the result of continued public awareness of Mohegan Sun non-gaming amenities, a 7.5% increase in casino patronage over the same period in the prior year and a strengthening economy.

William J. Velardo, President and Chief Executive Officer, stated, “Mohegan Sun achieved solid growth in revenues and Adjusted EBITDA in the second quarter. Our dedicated and passionate employees continue to strive for perfection delivering exceptional customer service while successfully containing costs. I am confident that our team will be able to sustain this profitable growth in the second half of our fiscal year.”

Gaming revenues for the quarter ended March 31, 2004 increased by $23.8 million, or 9.5%, to $273.9 million from $250.1 million for the same period in the prior year. This increase is due to higher slot revenues and table games revenues resulting from the continued awareness of the Mohegan Sun brand in the Connecticut gaming market.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended March 31, 2004 increased by $20.2 million to $200.9 million from $180.7 million for the same period in the prior year. Mohegan Sun exceeded the Connecticut slot revenue market growth for the quarter, as the Authority experienced an increase in gross slot revenues of 11.2% over the same period in the prior year. The State of Connecticut reported slot revenues of $391.4 million and $367.2 million for the quarters ended March 31, 2004 and 2003, respectively, representing an increase of 6.6%. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarters ended March 31, 2004 and 2003 was 8.1% and 7.9%, respectively. Slot handle for the quarter increased by $197.6 million, or 8.7%, to $2.48 billion from $2.28 billion for the same period in the prior year. Gross slot win per unit per day was $354 and $324 for the quarters ending March 31, 2004 and 2003, respectively.

Table games revenues for the quarter ended March 31, 2004 increased by $7.8 million, or 11.3%, to $77.3 million from $69.5 million for the same period in the prior year. Table games hold percentage, which is table games revenues divided by table games drop, was 16.0% and 15.8% for the quarters ended March 31, 2004 and 2003, respectively. Table games revenue per unit per day was $3,003 and $2,999 for the quarters ending March 31, 2004 and 2003, respectively.

Non-gaming revenues for the quarter ended March 31, 2004 increased by $6.8 million, or 14.4% to $54.3 million from $47.5 million for the same period in the prior year. Retail, entertainment and other revenues increased by $4.2 million, or 25.1%, to $20.8 million from $16.6 million for the same period in the prior year. Mohegan Sun Arena events contributed $2.5 million of the $4.2 million increase due to higher average attendance combined with a greater number of arena events. Food and beverage revenues increased by $1.8 million, or 8.9%, to $21.4 million from $19.6 million for the same period in the prior year primarily as a result of an increase in average sale price per meal of 6.9% combined with a slight increase in the number of meals served. Hotel revenues increased $910,000, or 8.1%, to $12.2 million from $11.3 million in the same period of the prior year. The average daily room rate, or ADR, was $129 with an occupancy rate of 82% compared to an ADR of $142 and an occupancy rate of 72% for the same period in the prior year. Revenue per Available Room, or REVPAR, was $105 compared to $102 for the same period in the prior year.

“We can not help but be pleased with these results, especially as they relate to the gains in our share of the Connecticut slot market and slot win and slot handle efficiency,” said Mitchell Etess, Executive Vice President of Marketing. “There is no doubt we are seeing the benefits of proper utilization of our hotel asset as well as leveraging our entertainment offerings to create new business as well as customer loyalty.” Slot win and slot handle efficiency refer to the Authority’s percentage of gross slot win or slot handle in the Connecticut slot market divided by the Authority’s percentage of slot machines in the market.

Income from operations for the quarter ended March 31, 2004 increased by $13.9 million, or 28.2%, to $63.1 million from $49.2 million for the same period in the prior year. The increase is principally attributable to the growth in net revenues, offset by related increases in gaming expenses, retail, entertainment and other expenses and advertising, general and administrative expenses.

Net income for the quarter ended March 31, 2004 increased by $18.2 million, or 109.9%, to $34.7 million from $16.5 million for the same period in the prior year. The increase in net income is primarily due to the increase in income from operations and a decrease of $3.2 million in interest expense from $23.9 million for the quarter ended March 31, 2003 to $20.7 million for the quarter ended March 31, 2004. The weighted average interest rate was 7.5% compared to 8.3% for the quarter ended March 31, 2003 and weighted average debt outstanding decreased $50.1 million, or 4.3%, from the same period in the prior year.

Commenting on the Authority’s second quarter results, Mark F. Brown, Chairman of the MTGA Management Board, said, “Our employees continue to be the core of our success, as they were able to provide a superior guest experience to the 2.7 million patrons who visited Mohegan Sun during the quarter.”

Adjusted EBITDA

Adjusted EBITDA for the quarter ended March 31, 2004 increased by $14.5 million, or 20.2%, to $86.6 million compared to $72.1 million for the same period in the prior year. Mohegan Sun achieved a 28.6% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) compared to a 26.4% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin was primarily attributable to reduced full time equivalents for the quarter which translated into lower salary and wages and related fringe benefit expenditures, offset by higher entertainment, promotional and advertising costs as a percentage of net revenues.

Commenting on the Authority’s second quarter results, Jeffrey E. Hartmann, Executive Vice President, Finance, and Chief Financial Officer, said “The Adjusted EBITDA performance this quarter exceeded the internal expectations of our Management Board. Our second quarter performance validates the Mohegan Tribe’s business model and the hard work and dedication of our employees.”

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expense.

Adjusted EBITDA provides an additional way to view the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes provides a more complete understanding of its business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of gaming companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of relinquishment liability discount as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of March 31, 2004, the Authority held cash and cash equivalents of $64.9 million, a decrease of $8.4 million from $73.3 million as of September 30, 2003.

The Authority’s bank credit facility is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may, at its option, seek to increase the size of the bank credit facility to an amount not to exceed $500.0 million. As of March 31, 2004, $137.0 million was outstanding under the bank credit facility, which consists of the $100.0 million term loan and $37.0 million under the revolving loan. The Authority had approximately $253.7 million available for borrowing under the bank credit facility as of March 31, 2004. “As a result of our strong second quarter performance, we were able to reduce the bank credit facility balance by $20.0 million for the quarter ended March 31, 2004,” said Jeffrey E. Hartmann. “The Tribe and the Authority have demonstrated our commitments to reduce indebtedness and strengthen our balance sheet. We are on target to reduce the outstanding principal balance under our bank credit facility by approximately $80.0 million during our fiscal year ending September 30, 2004.”

In January 2004, the Authority used the remaining proceeds from its offering of $330.0 million 6 3/8% senior subordinated notes issued in July 2003 to redeem the outstanding $5.2 million principal amount remaining from its $300.0 million 8 3/4% senior subordinated notes tendered in June 2003. The notes were redeemed at a price of 104.375% per $1,000 principal amount redeemed, or $5.5 million in aggregate, including a premium of $229,000 and accrued interest of $19,000.

Capital expenditures totaled $21.8 million for the six months ended March 31, 2004 versus $13.5 million for the same period in the prior year. The increase is primarily due to $5.0 million in renovations and equipment purchases to add slot machines to gaming space formerly used for poker operations. During the remainder of fiscal year 2004, the Authority expects to incur capital expenditures totaling $19.7 million.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $32.4 million and $22.5 million for the six months ended March 31, 2004 and 2003, respectively. Distributions to the Tribe are anticipated to total $65.0 million for fiscal year 2004.

Management believes that existing cash balances, financing arrangements and operating cash flow will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements and distributions to the Tribe for at least the next twelve months.

Certain amounts in the fiscal year 2003 consolidated financial statements have been reclassified to conform to the fiscal year 2004 presentation.

Other Business Developments

In December 2003, the Authority removed 104 slot machines in the Casino of the Earth to add 14 table games. The cost of renovating the gaming space and acquiring the 14 table games was approximately $950,000 and was financed with cash flow generated from operations. The new table games opened on January 29, 2004.

Conference Call Detail

The Authority will host a conference call and simultaneous web cast regarding its second quarter 2004 operating results on Tuesday, May 4, 2004 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 6656593

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Us/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 1:00 p.m. (Eastern Standard Time) on Tuesday, May 4, 2004. This replay will run through May 18, 2004.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 6656593

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization of expanded gaming in Connecticut, Rhode Island, New York, Massachusetts and Maine), changes in interest rates, dependence on existing management, leverage and debt service, regional, domestic or global economic conditions, changes in federal tax laws or the administration of such laws, changes in gaming laws or regulation and the availability of financing for development and operations. Additional information concerning potential factors that could affect the Authority’s financial results is included in the Authority’s

Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$64,948	$73,264
Receivables, net	13,679	13,434
Due from Tribe	1,444	2,453
Inventories	14,579	13,822
Other current assets	12,472	15,379

Total current assets	107,122	118,352

Non-current assets:
Property and equipment, net	1,361,522	1,386,338
Trademark and other intangible assets, net	128,942	129,375
Other assets, net	21,462	24,446

Total assets	$1,619,048	$1,658,511

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$1,000	$1,000
Current portion of relinquishment liability	83,808	85,865
Trade payables	23,351	25,670
Accrued interest payable	21,723	22,323
Other current liabilities	86,496	86,642

Total current liabilities	216,378	221,500

Non-current liabilities:
Long-term debt, net of current portion	1,070,042	1,101,649
Relinquishment liability, net of current portion	402,695	419,699
Other long-term liabilities	108	14,558

Total liabilities	1,689,223	1,757,406

Capital:
Retained deficit	(70,175)	(98,592)
Accumulated other comprehensive loss	—	(303)

Total capital	(70,175)	(98,895)

Total liabilities and capital	$1,619,048	$1,658,511

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended March 31, 2004	For the Quarter Ended March 31, 2003	For the Six Months Ended March 31, 2004	For the Six Months Ended March 31, 2003
Revenues:
Gaming	$273,894	$250,117	$547,960	$505,490
Food and beverage	21,372	19,630	43,946	41,482
Hotel	12,167	11,257	25,130	23,979
Retail, entertainment and other	20,794	16,623	45,768	37,289

Gross revenues	328,227	297,627	662,804	608,240

Less-Promotional allowances	(25,670)	(24,525)	(54,249)	(52,132)

Net revenues	302,557	273,102	608,555	556,108

Operating costs and expenses:
Gaming	147,901	141,288	307,609	289,018
Food and beverage	10,160	8,863	20,521	18,603
Hotel	3,647	2,890	7,222	5,959
Retail, entertainment and other	9,702	7,164	21,973	17,148
Advertising, general and administrative	44,508	40,820	88,624	82,688
Depreciation and amortization	23,574	22,890	47,001	45,909

Total operating costs and expenses	239,492	223,915	492,950	459,325

Income from operations	63,065	49,187	115,605	96,783

Other income (expense):
Accretion of discount to the relinquishment liability	(7,485)	(8,398)	(14,970)	(16,796)
Interest income	117	63	151	152
Interest expense	(20,668)	(23,933)	(39,669)	(42,851)
Loss on early extinguishment of debt	(248)	—	(248)	—
Write-off of debt issuance costs	—	(403)	—	(403)
Other income (expense), net	(69)	22	(48)	(90)

Total other expense	(28,353)	(32,649)	(54,784)	(59,988)

Net income	$34,712	$16,538	$60,821	$36,795

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

	For the Quarter Ended		For the Six Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Results:

Gross revenues	$328,227	$297,627	$662,804	$608,240
Net revenues	302,557	273,102	608,555	556,108
Income from operations	63,065	49,187	115,605	96,783
Net income	34,712	16,538	60,821	36,795

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$86,639	$72,077	$162,606	$142,692
Adjusted EBITDA margin	28.6%	26.4%	26.7%	25.7%
Capital expenditures	$9,887	$11,017	$21,814	$13,546
Cash interest paid	$22,957	$28,701	$34,762	$43,807

Balance Sheet Data:
Total assets	$1,619,048	$1,681,668	$1,619,048	$1,681,668
Total debt	1,071,042	1,131,903	1,071,042	1,131,903

MOHEGAN TRIBAL GAMING AUTHORITY

SUPPLEMENTAL DATA –OPERATING STATISTICS

	For the Quarter Ended		For the Six Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Win Per Unit Per Day:
Slot (gross)	$354	$324	$355	$323
Table Games	3,003	2,999	3,031	3,011

Hold Percentage:
Slot (gross)	8.1%	7.9%	8.1%	7.9%
Table games	16.0%	15.8%	15.8%	16.0%

Slot Market Share:
Slot handle market share	51.4%	50.4%	51.5%	51.1%
Slot win market share	51.3%	49.2%	51.6%	49.7%
Slot handle efficiency	106.1%	104.1%	106.8%	104.2%
Slot win efficiency	105.9%	101.7%	107.0%	101.4%

Hotel Statistics:
Hotel occupancy %	82%	72%	84%	71%
Average Daily Rate (ADR)	$129	$142	$131	$151
Revenue Per Available Room (REVPAR)	$105	$102	$110	$107

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended		For the Six Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBITDA	$86,639	$72,077	$162,606	$142,692
Depreciation and amortization	(23,574)	(22,890)	(47,001)	(45,909)
Accretion of discount to the relinquishment liability	(7,485)	(8,398)	(14,970)	(16,796)
Interest income	117	63	151	152
Interest expense	(20,668)	(23,933)	(39,669)	(42,851)
Loss on early extinguishment of debt	(248)	—	(248)	—
Write-off of debt issuance costs	—	(403)	—	(403)
Other income (expense), net	(69)	22	(48)	(90)

Net income	$34,712	$16,538	$60,821	$36,795

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, loss on early extinguishment of debt, write-off of debt issuance costs and other non-operating income and expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.